Citigroup Global Markets Holdings Inc.
Guaranteed by Citigroup Inc.

5 Year Dual Directional Barrier Securities Linked to SPXFP

Preliminary Terms

This summary of terms is not complete and should be read with the pricing supplement below

Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlying:	The S&P 500 Futures Excess Return Index (ticker "SPXFP"). The underlying tracks futures contracts on the S&P 500® Index and is calculated, maintained and published by S&P Dow Jones Indices LLC.
Pricing date:	November 30, 2023
Valuation date:	November 30, 2028
Maturity date:	December 5, 2028
Upside return amount:	$1,000 × the underlying return × the upside participation rate
Upside participation rate:	170%
Absolute return amount:	$1,000 × the absolute value of the underlying return
Final barrier value:	60% of the initial underlying value
CUSIP / ISIN:	17291TH50 / US17291TH506
Initial underlying value:	The closing value of the underlying on the pricing date
Final underlying value:	The closing value of the underlying on the valuation date
Underlying return:	(final underlying value - initial underlying value) / initial underlying value
Payment at Maturity:	• If the final underlying value is **greater than or equal to** the initial underlying value: $1,000 + the upside return amount • If the final underlying value is **less than** the initial underlying value but **greater than or equal to** the final barrier value: $1,000 + the absolute return amount • If the final underlying value is **less than** the final barrier value: $1,000 + ($1,000 × the underlying return) If the final underlying is less than the final barrier value, you will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.
Stated principal amount:	$1,000 per security
Pricing Supplement:	[Preliminary Pricing Supplement dated November 2, 2023]

Hypothetical Payment at Maturity


$2,000
$1,750
$1,500
$1,400.00
$1,250
$1,000
$750
$600.00
$500
$250
$0
Payment at Maturity per $1,000 Stated Principal Amount
-100.00%
-80.00%
-60.00%
-40.00%
-20.00%
0.00%
20.00%
40.00%
60.00%
80.00%
100.00%
Underlying Return
Participation Zone
Barrier Zone
A
B
C

	Hypothetical Underlying Return	Hypothetical Security Return	Hypothetical Payment at Maturity
C	100.00%	170.00%	$2,700.00
	75.00%	127.50%	$2,275.00
	50.00%	85.00%	$1,850.00
	10.00%	17.00%	$1,170.00
	5.00%	8.50%	$1,085.00
B	0.00%	0.00%	$1,000.00
	-5.00%	5.00%	$1,050.00
	-25.00%	25.00%	$1,250.00
	-40.00%	40.00%	$1,400.00
A	-40.01%	-40.01%	$599.90
	-50.00%	-50.00%	$500.00
	-100.00%	-100.00%	$0.00

Selected Risk Considerations • You may lose a significant portion or all of your investment. If the final underlying value is less than the final barrier value, you will lose 1% of the stated principal amount of the securities for every 1% by which the final underlying value is less than the initial underlying value. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment. • Your potential for positive return from depreciation of the underlying is limited. • The securities do not pay interest. • You will not receive dividends or have any other rights with respect to the underlying. • Your payment at maturity depends on the closing value of the underlying on a single day. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date is less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The underlying is expected to underperform the total return performance of the S&P 500® Index because the performance of the underlying is expected to be reduced by an implicit financing cost, and any increase in this cost will adversely affect the performance of the securities. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 270327 and 333 - 270327 - 01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.